EXHIBIT 23(b)

INDEPENDENT AUDITOR’S CONSENT

The Board of Directors and Shareholders of

Spire Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Spire Corporation and subsidiaries of our report dated March 20, 2003, relating to the consolidated balance sheet of Spire Corporation as of December 31, 2002 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2003, annual report on Form 10-KSB of Spire Corporation.

/s/ KPMG LLP

Boston, Massachusetts

March 29, 2004